EXHIBIT 23.1


                               STAN J.H. LEE, CPA

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of January 29, 2007, on the audited financial statements of Trans-Science Corporation as of December 31, 2006 and 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee
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Stan J.H. Lee, CPA

Chula Vista, CA
January 29, 2007